Exhibit 10.1
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of June 10, 2008, between Applied Energy Management, Inc., a Massachusetts corporation (the “Company”) and John O’Rourke (“Executive”).
W I T N E S S E T H:
     WHEREAS, the Company desires to retain the services of Executive for the benefit of the Company and its affiliates and the Executive desires to accept such employment by the Company, on and subject to the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the following mutual covenants and conditions, the Company and Executive agree as follows:
     1. Employment and Duties. The Company agrees to employ the Executive as President of the Company and the Executive hereby accepts such employment, on and subject to the terms of this Agreement. The Executive shall report to and be subject to the authority and direction of the Chief Executive Officer, President and Board of Directors of Lime Energy Co. (“Lime”) and shall have such other responsibilities as may from time to time be reasonably prescribed by Lime’s Chief Executive Officer, President or Board of Directors.
     The Executive accepts such employment and agrees to concentrate all of his professional time and efforts to the performance of services for the Company in his capacity as President and the performance of such other services and responsibilities as Lime’s Board of Directors, Chief Executive Officer or President may from time to time stipulate and which shall not be inconsistent with the position of President. Without limiting the generality of the foregoing, the Executive ordinarily shall devote not less than five (5) days per week (except for vacations and regular business holidays observed by the Company) on a full-time basis, during normal business hours Monday through Friday.
     Notwithstanding the foregoing, the Company agrees that the Executive shall have the right to participate in outside activities, including but not limited to serving on boards of directors for civic, charitable or business organizations, in a paid or unpaid capacity, so long as such activities do not individually or in the aggregate significantly interfere with or conflict with the Executive’s obligations as an employee of the Company as outlined herein. Upon request by the Company, the Executive agrees to furnish to the Company a list of organizations in which he is involved, including a description of his involvement in such organizations and the amount of any remuneration received or expected to be received from such involvement, if Executive is devoting any time to such organization during regular business hours.

     2. Term. The term of Executive’s employment under this Agreement (the “Employment Period”) shall commence on the date hereof (the “Commencement Date”), and expire on the day preceding the third anniversary of the Commencement Date unless terminated earlier according to the terms of this Agreement (the date of termination being referred to herein as the “Expiration Date”). Executive’s and the Company’s rights and obligations under Sections 8, 9, 10 and 12 shall survive the expiration of the term of this Agreement. At the end of the Employment Period, the Executive’s employment with the Company may continue on an at-will basis on such terms and conditions mutually agreed to by the Company and Executive and there shall be no obligation on the part of the Company or the Executive to continue such employment.
     3. Compensation. During the term of this Agreement, Executive shall be paid a base salary (the “Salary”) at the annual rate of $222,560 as compensation for all services to the Company. Such Salary shall be payable in substantially equal installments in accordance with the Company’s regular payroll practices for salaried employees. The Executive’s Salary and other compensation payable hereunder shall be subject to any payroll or other deductions as may be required to be made pursuant to law, government order, or by agreement with, or consent of, the Executive. The Company shall endeavor, but shall not be obligated, to review Executive’s compensation on an annual basis and give consideration to whether any increase is warranted, in the Company’s sole discretion. Additionally, the Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement, consistent with the Company’s policies in effect from time to time with respect to reimbursement of business expenses, and subject to Executive’s submission of appropriate expense reimbursement requests and supporting documentation.
     The Executive shall continue to have use at no cost to the Executive of the 2007 Chevrolet Silverado through the term of its current lease. At the end of the current lease the Company, at its option, will either replace the current vehicle with a similar vehicle or adjust the Executive’s compensation to include a monthly auto allowance equivalent to the current lease payment plus the Company’s monthly cost of auto insurance for the vehicle at the time of the adjustment.
     The Executive shall also be entitled to twenty (20) paid vacation days per year during the Employment Period, which will accrue ratably over each twelve (12) month period, beginning on the first day of the Employment Period; provided that he may take his vacation days for each contract year at any time during such year, subject to workloads and reasonable scheduling. Up to five (5) vacation days may be accumulated and carried over to the next contract year.
     4. Bonus. Executive will be eligible to participate in an annual bonus plan during the term of this Agreement with goals (the “Annual Goals”) established in good faith and approved by the Compensation Committee (the “Compensation Committee”) of Lime’s Board of Directors (the “Lime’s Board”) and subject to the approval of Lime’s Board. At the conclusion of the applicable year, the Compensation Committee shall determine the level of success achieved by Executive against the Annual Goals and determine the amount of the annual bonus plan payment, if any, to the Executive. The Executive must be employed as of the end of the fiscal year to which a bonus relates in order to receive any bonus for such year; provided, however, that if Executive’s employment is terminated for reasons other than (i) Due Cause or (ii) his voluntary resignation pursuant to Section 6(e) of this Agreement, he will be entitled to receive a pro-rated portion of the bonus, if any, earned up to the date of termination as reasonably determined by Lime’s Board. The annual bonus, if any, for a given year shall be paid on or about April 30 of the year immediately following the year to which it relates. All payments related to the annual bonus plan are subject to the prior approval by Lime’s Board.
     5. Benefits. During the term of this Agreement, Executive shall be entitled to participate in the benefit plans and programs maintained by the Company for other employees of the Company in positions comparable to Executive’s position, subject to the terms of such plans and programs.
     6. Disability; Death; Resignation; Termination for Due Cause.
     (a) Termination for Due Cause. The Employment Period may be terminated by the Company for “Due Cause”, meaning any of the following:
(i)	a material breach by Executive of his covenants under this Agreement if such material breach is not remedied within fifteen (15) calendar days following written notice thereof from the Company or any Director of the Company, or, if the breach cannot be remedied within fifteen (15) days, such longer time (not to exceed forty-five (45) days) as the Board, in its sole discretion, may deem to be reasonably necessary for Executive to remedy such breach if the [Board], in its sole discretion, determines that Executive has commenced and diligently pursued efforts to remedy such breach during the initial fifteen (15) day cure period;

(ii)	commission by Executive of a felony, or of theft or embezzlement of property of the Company;

(iii)	actions by Executive (other than actions taken with the approval of the Board) which result in a material injury to the businesses, properties or reputation of the Company, Lime or any of their subsidiaries;

(iv)	refusal to perform or substantial neglect of the duties assigned to Executive pursuant to Section 1 of this Agreement if such refusal or neglect is not remedied within fifteen (15) calendar days following written notice thereof from the Company or any Director of the Company;

(v)	any intentional, knowing and material violation of any statutory or common law duty of loyalty to the Company;

(vi)	violation of the Company’s drug and alcohol policy; or

(vii)	Executive’s commission of an act of moral turpitude.

All compensation to Executive under this Agreement shall immediately terminate upon the effective date of any termination of the Employment Period for Due Cause hereunder (other than any earned but unpaid salary and vacation in accordance with Section 3 herein for the period ending on the date of termination). Any salary and accrued vacation shall be paid at the next regularly scheduled payroll date.
     (b) Termination Due to Death. The Employment Period shall automatically terminate upon the death of Executive and all compensation to Executive shall immediately cease, other than any earned but unpaid salary, bonus and vacation in accordance with Sections 3 and 4, respectively, herein for the period ending on the date of termination. Any salary, bonus and accrued vacation shall be payable as follows: salary and accrued vacation shall be paid at the next regularly scheduled payroll date, and any bonus shall be payable in accordance with Section 4 or any other applicable bonus plan.
     (c) Termination Due to Permanent Total Disability. In the event that Executive becomes “Permanently Disabled” (as defined below), the Company, at its option, shall have the right to terminate the Employment Period by written notice to Executive given in the manner required by Section 12(d) hereof. For purposes hereof, “Permanently Disabled” shall mean physical or mental inability of Executive to perform substantially all of the services required pursuant to this Agreement, after reasonable accommodation on the part of the Company, for a continuous period of one hundred eighty (180) days or for a period aggregating at least ninety (90) days in any consecutive twelve (12) month period. In the event of termination of the Employment Period pursuant to this Section 6(c), all compensation to Executive shall immediately cease, other than any earned but unpaid salary, bonus and vacation in accordance with Sections 3 and 4, respectively, herein for the period ending on the date of termination. Any salary, bonus and accrued vacation shall be payable as follows: salary and accrued vacation shall be paid at the next regularly scheduled payroll date, and any bonus shall be payable in accordance with Section 4 or any other applicable bonus plan.
     (d) Termination by Executive for Breach. Executive may terminate the Employment Period and his employment hereunder in the event the Company or Lime has breached a material term or condition of this Agreement which is not cured or remedied within fifteen (15) days following Executive’s giving written notice of such breach to the Board of Directors of the Company. In the event that Executive terminates the Employment Period due to an uncured breach by the Company or Lime pursuant to this Section 6(d), such action shall be deemed to be a termination of the Employment Period by the Company without Due Cause pursuant to Section 6(f) hereof and Executive shall be entitled to the salary and other payments on the terms described in Section 6(f).
     (e) Executive’s Termination For Convenience. In the event that the Employment Period is terminated by Executive at his convenience for any reason other than a reason described in Section 6(d), then Executive will be due any earned but unpaid salary and vacation in accordance with Section 3 herein. Any salary and accrued vacation payable under this Section 6(e) shall be paid at the next regularly scheduled payroll date.

     (f) Termination Other Than Due Cause, Death, Disability or Resignation. In the event that the Employment Period is terminated (i) by the Company for reasons other than Due Cause, death, becoming Permanently Disabled, or (ii) by the Executive pursuant to his resignation under Section 6(d), the Company shall pay as severance compensation to Executive (i) six (6) months’ of his Salary at his then annual salary compensation rate, plus (ii) any pro-rated bonus earned as of the termination date. The Executive shall also be entitled to any accrued salary and vacation as of the date his employment terminates. The severance compensation shall be paid to Executive in installments in accordance with the Company’s regular payroll; provided the Executive signs an agreement acceptable to the Company that (i) waives any rights the Executive may otherwise have against the Company, and (ii) releases the Company from actions, suits, claims, proceedings and demands related to the period of employment and/or the termination of employment. Any bonus shall be payable in accordance with Section 4 or any other applicable bonus plan; and accrued vacation shall be paid on termination. During the period that Executive is receiving severance payments he shall be entitled to participate in the benefit plans and programs maintained by the Company for other employees of the Company, subject to the terms of such plans and programs.
     (g) Surrender of Properties. Upon any termination of Executive’s employment with the Company, regardless of the cause therefore, Executive shall be deemed to have resigned as an officer of the Company, if serving as such at that time, and from all other positions he holds with the Company, Lime and any of its affiliates, and shall promptly deliver to the Company all property provided to him by the Company for use in relation to his employment including, but not limited to any and all sales materials, lists of customers and prospective customers, price lists, files, patent applications, records, models or other materials and information of or pertaining to the Company or its customers or prospective customers or the products, businesses and operations of the Company.
     7. Non-Competition Covenant.
     (a) Executive’s Agreements. Executive acknowledges and agrees that Executive possesses skills and experience qualifying him for employment in other fields, and that the restrictions and limitations imposed on Executive below will not unduly impair his ability to earn a living if his employment with the Company is terminated. Further, Executive hereby acknowledges and agrees that the Company’s and its subsidiaries’ products are sold throughout the United States. Accordingly, Executive agrees that the geographic limitations and restrictions contained in the covenants set forth below are reasonable and necessary to protect the market share and business interests of the Company and its subsidiaries. The Executive also acknowledges and agrees that solely by virtue of his employment by, and relationship with, the Company, he has acquired and will acquire “Confidential Information”, as hereinafter defined, as well as special knowledge of the Company’s relationships with its customers and suppliers, and that, but for his association with the Company, the Executive would not or will not have had access to said Confidential Information or knowledge of said relationships. The Executive further acknowledges and agrees (i) that the Company has long term, near-permanent relationships with its customers and that those relationships were developed at great expense and difficulty to the Company; and (ii) that the Company’s relationships with its customers are and will continue to be valuable, special and unique assets of the Company. In return for the consideration described in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and as a condition precedent to the Company and Lime entering into this Agreement, and as an inducement to the Company and Lime to do so, the Executive hereby represents, warrants, and covenants as follows:
     (i) The Executive has read and fully understands the terms and conditions set forth herein, has had time to reflect on and consider the benefits and consequences of entering into this Agreement, and has had the opportunity to review the terms hereof with an attorney or other representative, if he so chooses.
     (ii) The execution and delivery of this Agreement by the Executive does not conflict with, or result in a breach of or constitute a default under, any agreement or contract, whether oral or written, to which the Executive is a party or by which the Executive may be bound. In addition, the Executive has informed the Company of, and provided the Company with copies of, any non-competition, confidentiality, work-for-hire or similar agreements to which the Executive is subject or may be bound.
     (iii) The Executive agrees that, during the time of his employment with the Company and for a period of six (6) months after the termination of the Executive’s employment hereunder for any reason whatsoever or for no reason, whether voluntary or involuntary, the Executive will not, except on behalf of the Company or Lime, anywhere in the United States of America:
     (1) directly or indirectly, contact, solicit any of the Company’s or Lime’s customers or prospective customers for the purpose of providing any products and/or services that are the same as or similar to the products and services provided by the Company or Lime to their customers during the term hereof; or
     (2) solicit or accept if offered to him, with or without solicitation, on his own behalf or on behalf of any other person, the services of any person who is a then current employee of the Company (or was an employee of the Company during the year preceding such solicitation), nor solicit any of the Company’s then current employees (or an individual who was employed by or engaged by the Company during the year preceding such solicitation) to terminate employment or an engagement with the Company, nor agree to hire any then current employee (or an individual who was an employee of the Company during the year preceding such hire) of the Company into employment with himself or any company, individual or other entity; or
     (3) directly or indirectly, whether as an investor (excluding investments representing less than one percent (1%) of the common stock of a public company), lender, owner, stockholder, officer, director, consultant, employee, agent, salesperson or in any other capacity, whether part-time or full-time, become associated with any business which is competitive with the business of the Company and their subsidiaries.

     8. Confidentiality Covenant.
     (a) Confidential Information. Executive recognizes and acknowledges that, by virtue of and in the course of his employment with the Company, Executive shall come into contact with, be exposed to, learn about, discover, develop, generate or contribute to trade secrets, proprietary information or other Confidential Information. For the purposes of this Agreement, the term “Confidential Information” means all information or data at any time in the possession of or accessible to Executive relating to the business and affairs of the Company or of any subsidiary of the Company or Lime or its subsidiaries (a “Company Affiliate”) and not generally known outside of the Company or the Company Affiliates, whether or not the Company or a Company Affiliate invokes special measures to protect such information or data, and shall include, without limitation, the Company’s and the Company Affiliates’ data, designs, compilations of information, apparatus, computer programs, identity of suppliers, identity of customers, customer requirements, cost or price data, research data, business plans, marketing or sales plans and information, financial data, salary and wage information, policies and procedures, manufacturing and sales know-how and any other information that is proprietary to or a trade secret of the Company or any Company Affiliate, whether or not such information is considered a trade secret within the meaning of applicable law. All Confidential Information, in whatever form it may exist, whether in Executive’s memory or in some physical or electronic or computerized form, is and shall be the sole and exclusive property of the Company and the Company Affiliates. The rights and protections granted herein with respect to Confidential Information are in addition to the rights, remedies and protections afforded to the Company under any applicable law, statute or regulation.
     (b) Agreement Not To Disseminate Confidential Information. Executive agrees that he will not, at any time or in any manner, either directly or indirectly, publish, communicate or otherwise reveal to any person or entity, or use for any purpose whatsoever, except as may be necessary in the course of performing his obligations to the Company, or as may be required by applicable law, statute or regulation, any Confidential Information. Executive further agrees to notify the Company before disclosing any Confidential Information under compulsion of law and to cooperate with the Company in deciding the substance and manner of such disclosure. Executive hereby specifically agrees that all Confidential Information is valuable, material and significantly affects the effective and successful conduct of the Company’s and the Company Affiliates’ businesses and related good will.
     (c) Public Information. Notwithstanding the foregoing, the confidentiality obligations set forth above shall not apply to any information that now is or hereafter becomes generally known to the public (other than as a result of a breach of this Agreement or a similar agreement under which the Company or a Company Affiliate has rights).
     (d) Protection of Confidential Information. Executive will take all necessary steps and precautions to protect any Confidential Information. Upon termination of Executive’s employment with the Company or upon the Company’s written request, Executive shall promptly turn over to the Company any and all correspondence, notes, agreements, memoranda, computer disks and tapes, documents and other media and other property of the Company in

Executive’s control containing or reflecting Confidential, Information, keeping no copies or extracts.
     9. Inventions and Discoveries. The Executive recognizes and agrees that all ideas, inventions, patents, copyrights, copyright designs, trade secrets, trademarks, processes, discoveries, enhancements, software, source code, catalogues, prints, business applications, plans, writings, and other developments or improvements and all other intellectual property and proprietary rights and any derivative work based thereon (the “Inventions”) made, conceived, or completed by the Executive, alone or with others, during the term of his employment, whether or not during working hours, that are within the scope of the Company’s business operations or that relate to any of the Company’s work or projects (including any and all inventions based wholly or in part upon ideas conceived during the Executive’s employment with the Company), are the sole and exclusive property of the Company. The Executive further agrees that (1) he will promptly disclose all Inventions to the Company and hereby assigns to the Company all present and future rights he has or may have in those Inventions, including without limitation those relating to patent, copyright, trademark or trade secrets; and (2) all of the Inventions eligible under the copyright laws are “work made for hire.” At the request of the Company, the Executive will do all things deemed by the Company to be reasonably necessary to perfect title to the Inventions in the Company and to assist in obtaining for the Company such patents, copyrights or other protection as may be provided under law and desired by the Company, including but not limited to executing and signing any and all relevant applications, assignments or other instruments. Notwithstanding the foregoing, pursuant to the Employee Patent Act, Illinois Public Act 83-493, the Company hereby notifies the Executive that the provisions of this Paragraph 9 shall not apply to any Inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which were developed entirely on the Executive’s own time, unless (1) the Invention relates (i) to the business of the Company, or (ii) to actual or demonstrably anticipated research or development of the Company, or (2) the Invention results from any work performed by the Executive for the Company.
     10. Remedies. Executive agrees that money damages may not constitute an adequate remedy for the violation by Executive of Section 7 or Section 8, and any such violation by Executive is likely to cause irreparable damage to the Company and that such damages would be difficult to determine. Accordingly, in the event of any such violation or any threatened violation of Section 7 or Section 8, in addition to all other legal and equitable remedies available to the Company, the Company shall be entitled to injunctive relief, both temporary and permanent, without bond, to enforce the provisions of such Sections. The non-prevailing party in any final, unappealable decision regarding enforcement of Section 7 or Section 8 shall be responsible for and indemnify the prevailing party for all reasonable legal fees, court costs and related expenses incurred by such prevailing party in seeking enforcement.
     11. Survival of Covenants. The covenants set forth in Sections 7, 8, 9, 10 and 12 herein shall survive the termination of this Agreement.

     13. Miscellaneous Provisions.
     (a) Governing Law. This Agreement shall be governed by the internal laws (as opposed to conflicts of laws) and decisions of the State of Illinois. Furthermore, as to Sections 7 and 8, the Executive agrees and consents to submit to personal jurisdiction in the state of Illinois in any state or federal court of competent subject matter jurisdiction situated in Cook County, Illinois. The Executive further agrees that the sole and exclusive venue for any suit arising out of, or seeking to enforce, the terms of Sections 7 and 8 of this Agreement shall be in a state or federal court of competent subject matter jurisdiction situated in Cook County, Illinois. In addition, the Executive waives any right to challenge in another court any judgment entered by such Cook County court or to assert that any action instituted by the Employer in any such court is in the improper venue or should be transferred to a more convenient forum. Further, the Executive waives any right he may otherwise have to a trial by jury in any action to enforce the terms of this Agreement.
     (b) Severability. If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify those restrictions in this Agreement that, once modified, will result in an agreement that is enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.
     (c) No Waiver. The failure of the Company or Executive to assert any of its rights under this Agreement or the delay or partial enforcement of any of its rights hereunder shall not operate or be construed as a waiver of any breach of this Agreement, except as such waiver may be expressly set forth in writing and signed by the Company and Executive. The waiver by the Company or Executive of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach, whether of the same or of a different character.
     (d) Notices. All notices, demands and other communications which may or are required to be given hereunder or with respect hereto shall be in writing, shall be given either by certified mail, return receipt requested or by recognized overnight delivery service, proof of delivery required and shall be deemed to have been given or made when personally delivered, addressed as follows:

If to the Company to:	c/o Lime Energy Co.
1280 Landmeier Road
Elk Grove Village, Illinois 60007
Attn: Chief Financial Officer
Phone: (847) 437-1666
Fax: (847) 437-4969
or to such other address as the Company may from time to time designate to the Executive in accordance with this section.

If to the Executive to:	John O’Rourke

Phone:
Fax:
No notice, request, demand, instruction, or other document to be given hereunder to any party shall be effective for any purpose unless delivered by commercial overnight delivery service, or delivered by certified mail, return receipt requested, to the appropriate address Notices sent via commercial overnight delivery service shall be deemed to have been delivered as evidenced by the service’s standard means of confirming the delivery. The address for the purposes of this Section may be changed by giving written notice of such change in the manner herein provided for giving notice.
     (e) Modification. This Agreement shall not be amended, modified or supplemented except in writing and signed by the Company and Executive.
     (f) Headings. The paragraph headings and captions used herein are intended solely for convenience of reference and shall not control or effect the interpretation, meaning or construction of any provision of this Agreement.
     (g) Entire Agreement. This Agreement sets forth the entire and final agreement and understanding of the parties and contains all of the agreements made between the parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the subject matter hereof. No change or modification of this Agreement shall be valid unless in writing and signed by the Company and the Executive.
     (h) Arbitration. Any controversy, claim or dispute between the parties relating to the Executive’s employment or termination of employment, whether or not the controversy, claim or dispute arises under this Agreement (other than any controversy or claim arising under Sections 7 or 8), shall be resolved by arbitration in accordance with the National Rules for the Resolution of Employment Disputes (“Rules”) of the American Arbitration Association through a single arbitrator selected in accordance with the Rules. The decision of the arbitrator shall be rendered within thirty (30) days of the close of the arbitration hearing. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In reaching his or her decision, the arbitrator shall have no authority to interpret or enforce Sections 7 or 8 of the Agreement (for which Section 12(a) shall provide the sole and exclusive venue), or to award punitive damages or any other damages not measured by the prevailing party’s actual damages and may not make any ruling, finding or award that does not conform to this Agreement. The costs and expenses of the arbitration shall be paid as determined by the arbitrator. The arbitrator shall be authorized to award costs and expense of the arbitration (including reasonable attorney’s fees) for bad faith, stubborn litigiousness, or unnecessary trouble and expense. This Section 12(h) shall survive the termination of this Agreement.
     (i) Assignment. This Agreement and the rights and obligations under this Agreement shall not be assigned or transferred by any party to this Agreement without the prior written consent of the other party to this Agreement; provided that the Company may unilaterally assign all or any of its rights under this Agreement to any Affiliate of the Company.
     (ii) Entire Agreement. This Agreement sets forth the entire and final agreement and understanding of the parties and contains all of the agreements made between the parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the subject matter hereof, including any and all agreements entered into prior to the date of this Agreement that relate to severance compensation or any other employment related benefits or compensation. No change or modification of this Agreement shall be valid unless in writing and signed by the Company and the Executive.
[Balance of page intentionally left blank; signature page follows.]

     IN WITNESS WHEREOF, the parties have caused this Employment Agreement to be executed as of the date first above written.

APPLIED ENERGY MANAGEMENT
/s/ Jeffrey Mistarz
Jeffrey Mistarz
Vice President and Treasurer

/s/ John O’Rourke
John O’Rourke